CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

EXHIBIT 10.21

SECOND AMENDMENT TO
MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
AMENDED AND RESTATED LICENSE AGREEMENT

This Second Amendment (this “Amendment”) to the Mayo Foundation for Medical Education and Research Amended and Restated License Agreement dated effective January 31, 2015 (“Restated Agreement”), is entered into between MAYO Foundation for Medical Education and Research, (“MAYO”), Exact Sciences Corporation (“EXACT”), and Exact Sciences Development Company, LLC (“ESDC”), a wholly-owned subsidiary of EXACT. This Amendment is executed on the dates indicated below, but shall be deemed effective as of October 1, 2017 (“Amendment Effective Date”).

WHEREAS, in furtherance of the mutually beneficial relationship between MAYO and EXACT. ESDC has been formed to focus on the development of new cancer detection products and services, and the Restated Agreement is being assigned from EXACT to ESDC simultaneously with the effectiveness of this Amendment; and

WHEREAS, the parties desire to amend the Restated Agreement to amend certain provisions relating to royalties payable to MAYO and to make certain additional amendments rendered advisable as a result of the assignment of the Restated Agreement by EXACT to ESDC;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Amendment and the Restated Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

A.

Effect of Amendment. This Amendment amends the Restated Agreement. Except as provided in this Amendment, all of the terms and conditions of the Restated Agreement remain in full force and effect; however, if there is a conflict between the terms of this Amendment and the Restated Agreement, the terms of this Amendment will govern. Capitalized terms not defined in this Amendment will have the meanings assigned to them in the Restated Agreement.

B.

Assignment. Mayo hereby consents to the assignment of the Restated Agreement from EXACT to ESDC, and ESDC hereby agrees to assume and perform all covenants stipulations, agreements and obligations of EXACT under the Restated Agreement.

C.

Sublicense. The parties acknowledge that ESDC will sublicense to EXACT certain rights necessary for Cologuard and similar products in the colorectal cancer field and that EXACT may desire to further sublicense the rights granted under said sublicense. Mayo hereby consents to one tier of sublicense from EXACT, provided that any such sublicense meets all other requirements under Section 2.04 of the Restated Agreement.

D.	Section 3.03(a) is deleted and replaced with:

(a)[***] percent ([***]%) of the Net Sales of Cologuard;

E.	Amendments Relating to Confidentiality.

a.	The first sentence of Section 1.04 is amended to read as follows:

1.04“Confidential Information”: any information or material disclosed by one Party (or any Affiliate of a Party), the disclosing party, to the other (or any Affiliate of the other), the receiving party, identified in writing as confidential at the time of disclosure or, if first disclosed orally, identified as confidential and confirmed in writing within forty-five days.

b.	Section 8.01 is amended to read as follows:

8.01 TREATMENT OF CONFIDENTIAL INFORMATION. Except as provided for in Section 8.02, neither Party (nor any Affiliate of either Party) will disclose, use or otherwise make available the other’s Confidential Information during the Term or for three years thereafter and will use the same degree of care it employs to protect its own confidential information.

c.	Section 8.02 is amended to read as follows:

8.02 RIGHT TO DISCLOSE.

(a)To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Restated Agreement, a Party (or any of its Affiliates) may use or disclose Confidential Information to its Sublicensees, consultants, and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those herein.

(b)If a Party (or any of its Affiliates) is required by law, regulation or court order to disclose any of the Confidential Information of the other Party (or any of its Affiliates), it will have the right to do so, provided it: (i) promptly notifies the disclosing party; and (ii) reasonably assists the disclosing party in efforts to obtain a protective order or other remedy of disclosing party’s election and at disclosing party’s expense.

F.	Appendix A shall be deleted in its entirety.

G.

Separate Licenses. The parties acknowledge that at some point in the future it is possible that EXACT and ESDC would no longer be Affiliates, and that such an event could make prudent the separate direct licensing of these entities as opposed to a continued license and sublicense. In such an event, provided that neither ESDC nor EXACT are in breach of their obligations under the Restated Amendment or the corresponding sublicense, Mayo agrees to cooperate with ESDC and EXACT to effectively split the license such that EXACT would have rights to the Mayo intellectual property necessary for Cologuard and similar products in the colorectal cancer field while ESDC retains rights to the Mayo intellectual property for other products and services, in each case on substantially the same terms as the Restated Agreement.

H.

Entire Amendment. This Amendment and the Restated Agreement (as previously amended and restated) together constitute the entire agreement between the Parties with respect to the subject matter hereof and merge all prior and contemporaneous communications regarding the same subject matter. They may not be further modified except by a written agreement dated subsequent to the Amendment Effective Date and signed on behalf of MAYO and ESDC (as assignee of the Restated Agreement from EXACT).

I.

Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Electronic transmission of a signed counterpart of this Amendment will constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the parties, intending to be legally bound thereby, have executed this Amendment as of the signature dates indicated below and intend it to be effective as of the Amendment Effective Date.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH	EXACT SCIENCES CORPORATION
BY: /s/ Daniel D. Estes	BY: /s/ Kevin T. Conroy
(Authorized Signatory) NAME: Daniel D. Estes	(Authorized Signatory) NAME: Kevin T. Conroy
(Print or Type Name of Signatory) TITLE: Assistant Treasurer	(Print or Type Name of Signatory) TITLE: President & Chief Executive Officer
(Title) DATE: 10/10/2017	(Title) DATE: 10/11/2017
(Execution Date)	(Execution Date)

EXACT SCIENCE DEVELOPMENT COMPANY, LLC
BY: /s/ Kevin T. Conroy
(Authorized Signatory) NAME: Kevin T. Conroy
(Print or Type Name of Signatory) TITLE: President & Chief Executive Officer
(Title) DATE: 10/11/2017
(Execution Date)